EXHIBIT 99.1

NEWS RELEASE DATED AUGUST 25, 2008

♦NEWS♦

FOR RELEASE:  August 25, 2008

PetroHunter Energy Corporation Enters Into Agreement With Falcon Oil & Gas Ltd. for Sale of an Interest In Colorado and Australia Properties

Denver, Colo. – August 25, 2008 – PetroHunter Energy Corporation (OTC BB: PHUN) announced that it has entered into binding agreements (collectively, the “Agreement”) with Falcon Oil & Gas Ltd. under which PetroHunter will sell and assign to Falcon an undivided 25% working interest in PetroHunter’s five Buckskin Mesa wells (and the applicable spacing units) in Rio Blanco County, Colorado (the “Five Wells”), which have been drilled but not completed, and an undivided 50% working interest in a seven million-acre prospect in the Beetaloo Basin of the Northern Territory, Australia.

The Agreement also gives Falcon an option (the “Buckskin Option”), following completion and testing of the Five Wells, to acquire up to an undivided 50% working interest in PetroHunter’s entire 20,000-acre Buckskin Mesa project.

If Falcon exercises the Buckskin Option, and assuming no material decline in the value of Falcon shares, the combined transactions will result in a minimum total consideration to PetroHunter in the amount of US$64.25 million, consisting of the cash portion of $5 million, an additional $45 million (consisting of $25 million which Falcon may elect to pay in cash or Falcon shares, and $20 million in Falcon shares), and two carried interests equal to $14.25 million.

Buckskin Mesa

PetroHunter’s Buckskin Mesa project consists of 20,000 net mineral acres in the Piceance Basin of Colorado.  As previously announced, logs from the Five Wells indicate an average of 500 to 600 feet of pay.  Falcon will pay $7 million in cash at closing for an undivided 25% working interest in the Five Wells.  The $7 million will be used to complete and test the Five Wells.  Of the $7 million, $5.25 million represents a carried interest attributable to PetroHunter’s 75% working interest in the Five Wells.

Falcon will have up to 60 days to evaluate the results and decide whether to exercise the Buckskin Option.  If Falcon exercises the Buckskin Option, the Agreement requires Falcon to expend an additional $18 million on a mutually agreed upon Buckskin Mesa drilling and development program, and to pay PetroHunter $25 million in cash, or in the form of Falcon shares.  Falcon’s $18 million expenditure on the Drilling Program includes a $9 million carried interest attributable to PetroHunter’s 50% working interest.   If Falcon exercises the Buckskin Option, Falcon would have the right to become operator upon payment of an additional $3.5 million in cash or Falcon shares.

Beetaloo Basin, Australia

The Beetaloo Basin properties consist of approximately seven million acres under four Exploration Permits issued by the Northern Territory of Australia.  PetroHunter will remain operator of the Beetaloo Basin properties.

The Agreement provides for the sale of an undivided 50% working interest in the Beetaloo properties to Falcon for $5 million in cash and $20 million in the form of Falcon shares.  Falcon made an earnest money deposit in the amount of $5 million at the time of signing the Agreement.  The Agreement includes provisions pertaining to downside price protection in the event the market price of the Falcon shares is lower on the date of pricing than it was on the date of signing the Agreement, as well as terms pertaining to limits on PetroHunter’s ability to liquidate the shares, and other terms.

PetroHunter’s Chairman and CEO, Charles B. Crowell, stated, “Under this agreement, PetroHunter expects to receive approximately $64.25 million, subject to Falcon exercising its option on our Buckskin properties.  Importantly, it will help resolve our liquidity problem and transform PetroHunter Energy Corporation into a viable company with a solid future, which has been our goal for the past year.”

“After we completed the sale of our Southern Piceance properties to Laramie Energy in May of this year, we significantly improved our balance sheet, but we still needed working capital to execute our drilling and development plans.  The Falcon transaction will enable PetroHunter to become current on all of its trade obligations, restructure the amount owed to our senior lender, move forward on completing our five Buckskin wells, and finance further drilling and development on this 20,000-acre project, including construction of the gathering system and related facilities.”  Mr. Crowell continued, “We also welcome Falcon’s participation with us in Australia, where we’ve identified multiple prospects.”

Shareholder Relationship

Marc A. Bruner, the Chairman, CEO and President of Falcon, is the founder and largest shareholder of PetroHunter.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 20,000 net mineral acres in Colorado and over 7,000,000 net mineral acres in Australia. For more information, please visit: www.petrohunterenergy.com.

About Falcon Oil & Gas Ltd.

Falcon Oil & Gas Ltd. is a British Columbia corporation which is in the business of oil and gas exploration and production.  It has operations in Hungary through its wholly-owned subsidiary TXM Oil and Gas Exploration, LLC, and in Romania through its wholly-owned subsidiary JVX Energy Corporation.  Further information about Falcon is available at www.falconoilandgas.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Senior Vice President and General Counsel
(303) 572-8900

Investor Relations & Media Contact:

CTA Integrated Communications
Warren Laird, Vice President
Shirley Thompson, President & CEO
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.
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